    Exhibit 10.4

Portions of this exhibit that have been marked by [***] have been omitted because the Registrant has determined they are not material and would likely cause competitive harm to the Registrant if publicly disclosed.

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
UNDER THE BROOKDALE SENIOR LIVING INC.
2024 OMNIBUS INCENTIVE PLAN

This Award Agreement, including the Addendum hereto (this “Agreement”), dated as of February 12, 2026 (the “Date of Grant”), is made by and between Brookdale Senior Living Inc., a Delaware corporation (the “Company”), and «First_Name» «Last_Name» (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Brookdale Senior Living Inc. 2024 Omnibus Incentive Plan (as amended and/or restated from time to time, the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.
1.Grant of RSUs.
(a)The Company hereby grants to the Participant ________ performance-based restricted stock units under the Plan (the “RSUs”). The RSUs are comprised of four tranches (each a “Tranche”), each of which shall be subject to the applicable performance criteria set forth below and the terms and conditions of the Plan and this Agreement.

	% of Initial RSUs	Performance Criteria	Scheduled Vesting Date
First Tranche	25%	Exhibit A	February 27, 2029
Second Tranche	25%	Exhibit B	February 27, 2029
Third Tranche	25%	Exhibit C	February 27, 2029
Fourth Tranche	25%	Exhibit D	February 27, 2029
(b)Additional performance-based restricted stock units may become issuable to the Participant under the Plan as set forth in Section 2(a). If and when any such additional units become issuable, they shall be part of the applicable Tranche and subject to all of the terms and conditions of the Plan and this Agreement as RSUs.
2.Vesting.
(a)General. Except as otherwise provided in this Section 2 and in Section 2 of the Addendum to this Agreement, vesting with respect to each Tranche is subject to the satisfaction of both the Performance Criteria and the Service Condition (each as defined below) applicable to the Tranche. Subject to the provisions set forth below, each Tranche may vest on the scheduled vesting date set forth in Section 1(a) (together with any other date on which any portion of the RSUs may vest pursuant to this Section 2 and Section 2 of the Addendum, a “Vesting Date”), with the exact percentage of each Tranche that vests to be determined by the degree to which the Company’s performance results meet the applicable performance criteria set forth on Exhibit A through Exhibit D hereto (the “Performance Criteria”). Following the completion of the performance period on December 31, 2026 (for the First Tranche), December 31, 2027 (for the Second Tranche), and December 31, 2028 (for the Third Tranche and Fourth Tranche) (as applicable, the “Measurement Date”), the Administrator shall determine the Company’s performance results relative to the applicable Performance Criteria. If the

Company’s performance results are less than 100% on the scale set forth in the applicable Performance Criteria, any RSUs comprising a portion of the applicable Tranche that is not earned shall be forfeited and be deemed no longer to be part of this Agreement effective as of the Measurement Date. If the Company’s performance results exceed 100% on the scale set forth in the applicable Performance Criteria, the Company shall issue such number of additional RSUs as calculated in the applicable Exhibit (the “Additional RSUs”), which shall become part of the applicable Tranche effective as of the applicable Measurement Date. Except as otherwise specifically set forth in this Agreement and Section 2 of the Addendum to this Agreement, vesting of any portion of the RSUs on any Vesting Date is subject to the continued Service of the Participant with the Company or one of its Subsidiaries or Affiliates (or a successor to any of them) from the Date of Grant to such Vesting Date (the “Service Condition”), and upon termination of the Participant’s Service with the Company and its Subsidiaries and Affiliates for any reason, all unvested RSUs outstanding as of the date of such termination shall automatically and without notice terminate and be forfeited and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such RSUs.
(b)Award Not Assumed Following Change in Control. Upon the occurrence of a Change in Control, if the RSUs that are outstanding effective immediately prior to such Change in Control are not assumed, continued or substituted with an award relating to a publicly-traded security of the acquirer (or the Company) on the same terms and conditions that were applicable to such outstanding RSUs, then all such outstanding RSUs shall vest and be settled upon the consummation of the Change in Control.
(c)Award Assumed Following Change in Control. Upon the occurrence of a Change in Control in which the RSUs that are outstanding effective immediately prior to such Change in Control are assumed, continued or substituted with an award relating to a publicly-traded security of the acquirer (or the Company) on the same terms and conditions that were applicable to such outstanding RSUs, then such outstanding RSUs shall continue to vest subject to the Service Condition, and the Performance Criteria with respect to a particular Tranche shall no longer apply if the Change in Control occurs prior to the Measurement Date applicable to such Tranche (and for the avoidance of doubt, no Additional RSUs shall be paid or payable under this Agreement with respect to a particular Tranche in the event that a Change in Control occurs prior to the Measurement Date for such Tranche).
3.Settlement of Restricted Stock Units. As soon as practicable following each Vesting Date (but in no event later than 30 days following the Vesting Date or such earlier time specified in this Agreement), the Company shall issue to the Participant the number of Shares equal to the aggregate number of RSUs that have vested pursuant to this Agreement on such date and the Participant shall thereafter have all the rights of a stockholder of the Company with respect to such Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares shall vest or be issuable under this Agreement, and any such fractional shares shall be rounded down to the next whole share; provided, that the Administrator may, in its sole discretion, provide a cash payment in lieu of any such fractional share.
4.Rights as a Stockholder. Section 4 of the Addendum is incorporated herein.
5.Adjustments. Pursuant to Section 5 of the Plan, in the event of a Change in Capitalization as described therein, the Administrator shall make such equitable changes or adjustments, as it deems necessary or appropriate, in its discretion, to the number and kind of securities or other property (including cash) issued or issuable in respect of outstanding RSUs.
6.Certain Changes. The Administrator may accelerate the vesting dates or otherwise adjust any of the terms of the RSUs; provided that, subject to Section 5 of the Plan, Section 11(f)

of the Addendum to this Agreement and Section 22 of this Agreement, no action under this Section shall adversely affect the Participant’s rights hereunder.
7.Notices. All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties, as follows: (i) if to the Company, at Brookdale Senior Living Inc., 105 Westwood Place, Suite 400, Brentwood, TN 37027, Facsimile: (615) 564-8204, Attn: General Counsel and (ii) if to the Participant, using the contact information on file with the Company. Either party hereto may change such party’s address for notices by notice duly given pursuant hereto. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any notice or other communications related to the RSUs, this Agreement or current or future participation in the Plan by electronic means. The Participant hereby consents to receive such notices and other communications by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company (including the Company’s stock plan service provider’s website).
8.Taxes. The Participant has reviewed with the Participant’s own tax advisors the Federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant acknowledges and agrees that the Participant is responsible for the tax consequences associated with the award and vesting of the RSUs.
9.Withholding. Delivery of Shares is conditioned upon the Participant’s making arrangements satisfactory to the Administrator regarding payment of income and employment tax withholding requirements as set forth in Section 15 of the Plan; provided, however, that the Participant may elect, without the consent of the Company, to have the Company withhold from delivery of Shares issuable upon the settlement of the RSUs such number of Shares having a Fair Market Value not exceeding the applicable taxes to be withheld and applied to the tax obligations of the Participant as determined by the Company. In making its determination, the Company may calculate such amount by taking into account applicable withholding rates not exceeding the maximum individual statutory tax rates in the Participant’s applicable jurisdictions.
10.Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
11.Restrictive Covenants. The provisions of Section 11 of the Addendum to this Agreement are incorporated herein.
12.Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws. If during the Participant’s Service with the Company, the Participant primarily resides or is primarily assigned to the Company or one of its Subsidiary or Affiliate location(s) in California, Colorado, Minnesota, or Washington, then for so long as the Participant primarily resides in such state or is primarily assigned to location(s) in such states during the Participant’s Service, this Section 12 shall not apply to the covenants in Section 11 of the Addendum.
13.Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the RSUs and this Agreement shall be subject to all terms and conditions of the Plan.
14.Amendments; Construction. The Administrator may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without the Participant’s consent. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Agreement and shall have no effect on the interpretation hereof.
15.Survival of Terms. This Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors. The terms of Section 11 of the Addendum to this Agreement and Section 22 of this Agreement shall expressly survive the vesting and/or forfeiture of the RSUs and any expiration or termination of this Agreement.
16.Compliance with Stock Ownership and Retention Guidelines. The Participant hereby agrees to comply with the Company’s Stock Ownership and Retention Guidelines (as amended from time to time, the “Guidelines”), to the extent such Guidelines are applicable, or become applicable, to the Participant. The Participant further acknowledges that, if the Participant is not in compliance with such Guidelines (if applicable), the Administrator may refrain from issuing additional equity awards to the Participant and/or elect to pay the Participant’s annual bonus in the form of vested or unvested Common Stock.
17.Agreement Not a Contract for Services. Neither the Plan, the granting of the RSUs, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide Services as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate for any period of time or at any specific rate of compensation.
18.Restrictions. The RSUs may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Participant, and any Shares issuable with respect to the RSUs may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until such Shares have been issued to the Participant upon vesting of the RSUs in accordance with the terms of the Plan and this Agreement. Unless the Administrator determines otherwise, upon any attempt to transfer RSUs or any rights in respect of RSUs before the lapse of such restrictions, such RSUs, and all of the rights related thereto, shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind.
19.Authority of the Administrator. The Administrator shall have full authority to interpret and construe the terms of the Plan and this Agreement (including, without limitation, the authority to determine whether, and the extent to which, any Performance Criteria have been achieved). Pursuant to the terms of the Plan, the Administrator shall also have full authority to make equitable adjustments to the Performance Criteria in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.
20.Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provision or provisions in any other jurisdiction.
21.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the RSUs subject to all the terms and conditions of the Plan and this Agreement. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions arising under this Agreement. By the Participant’s electronically accepting the award of the RSUs using an online or electronic system established and maintained by the Company or a third party designated by the Company (including the Company’s stock plan service provider’s website), the Participant agrees to be bound by the terms and conditions of the Plan and this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The Participant’s electronic acceptance of the award of the RSUs shall have the same validity and effect as a signature affixed to this Agreement by the Participant’s hand. The Participant understands their participation in the terms of the Plan and this Agreement through acceptance of RSUs is entirely voluntary, and is not a term and/or condition of Service but is instead an award granted on a discretionary basis to align the Participant’s interests with those of the Company’s stockholders and is an award that the Participant is free to decline at the Participant’s discretion.
22.Clawback. Notwithstanding anything herein to the contrary, the RSUs (including any Shares issued to the Participant upon settlement thereof) shall be subject to forfeiture, reduction, and/or recoupment (i) to the extent provided in the Company’s Clawback and Forfeiture Policy, as it may be amended from time to time; (ii) to the extent that the Participant becomes subject to any other recoupment or clawback policy hereafter adopted by the Company, including any such policy adopted by the Company to comply with the requirements of any applicable laws, rules, regulations, or stock exchange listing requirements, including pursuant to final SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (iii) to the extent provided under applicable legal requirements which impose recoupment, under circumstances set forth in such applicable legal requirements, including the Sarbanes-Oxley Act of 2002.
23.Limitation on Rights; Extraordinary Item of Compensation. By accepting this Agreement and the grant of the RSUs contemplated hereunder, the Participant expressly acknowledges that (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of RSUs is exceptional, voluntary, and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past; (c) all determinations with respect to future grants of RSUs, if any, including the date of grant, the number of units granted and the applicable vesting terms, will be at the sole discretion of the Company; (d) the Participant’s participation in the Plan is voluntary; and (e) the future value of the underlying Shares is unknown and cannot be predicted with certainty. In addition, the Participant understands, acknowledges and agrees that the Participant will have no rights to compensation or damages related to RSU proceeds in consequence of the termination of the Participant’s Service for any reason whatsoever and whether or not in breach of contract, other than as set forth in the Plan or in this Agreement.
24.Section 409A. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the RSUs are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement or an accompanying election form executed by the Participant, if (i) on the date of the Participant’s Separation from Service with the Company the Participant is a “specified employee” (as such term is defined under Section 1.409A-1(i) of the Treasury Regulations promulgated under Section 409A of the Code) of the Company and (ii) any payments to be provided to the Participant pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code, or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of the Participant’s separation from service from the Company, or if earlier, his or her death. Any payments delayed pursuant to this paragraph shall be made in a lump sum on the first day of the seventh month following the Participant’s separation from service, or if earlier, the Participant’s death. Each payment upon settlement of RSUs (and any related dividend or related dividend equivalent rights) constitutes a “separate payment” for purposes of Section 409A of the Code. Notwithstanding any other provision of this Agreement, if and to the extent that any payment under this Agreement constitutes non-qualified deferred compensation under Section 409A of the Code, and is payable upon (i) the Participant’s termination of Service, then such payment shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A of the Code, or (ii) a Change in Control, then such payment shall be made or provided to the Participant only upon a “change in the ownership”, a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the applicable corporation as defined for purposes of Section 409A of the Code.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

BROOKDALE SENIOR LIVING INC.

By:      /s/ Chad C. White
Name:     Chad C. White
Title:     Executive Vice President, General Counsel
     and Secretary

PARTICIPANT

«First_Name» «Last_Name»

EXHIBIT A

2026 Adjusted EBITDA*

Vesting of the First Tranche (plus any Additional RSUs that become issuable pursuant to Section 2(a) of the Agreement) will be dependent upon the Company’s Adjusted EBITDA for fiscal 2026 as set forth in the grid below, with vesting to be interpolated on a straight-line basis between the applicable levels based on actual results. Adjusted EBITDA means the Adjusted EBITDA as reported by the Company in its Annual Report on Form 10-K, earnings release and/or supplemental information for the year ended December 31, 2026.

2026 Adjusted EBITDA	% of Target First Tranche to Vest
$[***] million (Maximum)	175%
$[***] million (Target)	100%
$[***] million (Threshold)	50%
Below $[***] million	No Vesting

*Subject in all cases to the terms of the Plan and the Agreement, including the discretionary and interpretative authority of the Administrator set forth in the Plan and the Agreement.

EXHIBIT B

2027 Adjusted EBITDA Growth*

Vesting of the Second Tranche (plus any Additional RSUs that become issuable pursuant to Section 2(a) of the Agreement) will be dependent upon the Company’s one-year growth of Adjusted EBITDA for fiscal 2027 compared to a base year of fiscal 2026 as set forth in the grid below, with vesting to be interpolated on a straight-line basis between the applicable levels based on actual results. Adjusted EBITDA means the Adjusted EBITDA as reported by the Company in its Annual Report on Form 10-K, earnings release and/or supplemental information for the year ended December 31, 2027.

Growth Rate	% of Target Second Tranche to Vest
[***]% or Above (Maximum)	175%
[***]% (Target)	100%
[***]% (Threshold)	50%
Below [***]%	No Vesting

*Subject in all cases to the terms of the Plan and the Agreement, including the discretionary and interpretative authority of the Administrator set forth in the Plan and the Agreement.

EXHIBIT C

2028 Adjusted EBITDA Growth*

Vesting of the Third Tranche (plus any Additional RSUs that become issuable pursuant to Section 2(a) of the Agreement) will be dependent upon the Company’s one-year growth of Adjusted EBITDA for fiscal 2028 compared to a base year of fiscal 2027 as set forth in the grid below, with vesting to be interpolated on a straight-line basis between the applicable levels based on actual results. Adjusted EBITDA means the Adjusted EBITDA as reported by the Company in its Annual Report on Form 10-K, earnings release and/or supplemental information for the year ended December 31, 2028.

Growth Rate	% of Target Third Tranche to Vest
[***]% or Above (Maximum)	175%
[***]% (Target)	100%
[***]% (Threshold)	50%
Below [***]%	No Vesting

*Subject in all cases to the terms of the Plan and the Agreement, including the discretionary and interpretative authority of the Administrator set forth in the Plan and the Agreement.

EXHIBIT D

Relative TSR*

Vesting of the Fourth Tranche (plus any Additional RSUs that become issuable pursuant to Section 2(a) of the Agreement) will be dependent upon the Company’s TSR ranking relative to the TSRs of the companies in the two Comparator Groups (equally weighted) during the Performance Period as set forth in the grid below, with vesting to be interpolated on a straight-line basis between the applicable levels based on actual results; provided, however, that in no event shall any Additional RSUs (above 100%) vest and be issued with respect to the Fourth Tranche if the Company’s TSR is negative for the Performance Period.

Relative TSR Performance	% of Target Fourth Tranche to Vest
75th Percentile or Above (Maximum)	175%
50th Percentile (Target)	100%
25th Percentile (Threshold)	50%
Below 25th Percentile	No Vesting

For purposes of the foregoing:

•Performance Period shall mean January 1, 2026 through December 31, 2028.
•The first Comparator Group shall mean the constituent companies of the Russell 3000 index and the second Comparator Group shall mean the public companies that comprise the GICS 35102020 (Healthcare facilities) as of the beginning of the Performance Period, except that in each case that any such companies that have been acquired or delisted from a national securities exchange during the Performance Period will be excluded. For purposes of testing results, the Company’s relative TSR will be tested against each Comparator Group weighted 50% each.
•TSR shall mean the compound annual total stockholder return calculated using a beginning price equal to the average closing price over the 20-trading days preceding the beginning of the Performance Period, using an ending price equal to the average closing price over the 20-trading days immediately prior to the end of the Performance Period, and assuming the reinvestment of any dividends or distributions as of the ex-dividend date.

*Subject in all cases to the terms of the Plan and the Agreement, including the discretionary and interpretative authority of the Administrator set forth in the Plan and the Agreement.

ADDENDUM TO
PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
UNDER THE BROOKDALE SENIOR LIVING INC.
2024 OMNIBUS INCENTIVE PLAN.
Section 2:
Notwithstanding Section 2 or anything in the Agreement to the contrary:
(i)    In the event that the Participant’s Service with the Company and its Subsidiaries and Affiliates (or a successor to any of them) is terminated within twelve months following a Change in Control by the Company (or such other entity) without Cause or by the Participant for Good Reason (as defined in the Company’s Amended and Restated Tier I Severance Pay Policy or the Company’s Amended and Restated Tier II Severance Pay Policy, whichever is applicable to Participant), then the RSUs that are outstanding effective on the date of such termination shall vest effective upon such termination and be settled within 30 days following such termination.
(ii)     In the event that the Participant’s Service with the Company and its Subsidiaries and Affiliates is terminated by the Company without Cause (other than as described in paragraph (i) above) or on account of the Participant’s death or Disability, the following percentages of the applicable Tranches that are outstanding effective on the date of such termination of employment shall remain outstanding following such termination and shall be eligible to vest (including any Additional RSUs) subject to the achievement of the Performance Criteria as if the Service Condition shall have been met as of the applicable Vesting Date:
(A)     100% of the First Tranche and 33.33% of the Fourth Tranche for such termination that occurs on or prior to February 27, 2027 (with 100% of the Second Tranche and Third Tranche, and 66.67% of the Fourth Tranche, to be forfeited at termination);
(B)     100% of the First Tranche and Second Tranche, and 66.67% of the Fourth Tranche, for such termination that occurs after February 27, 2027 and on or prior to February 27, 2028 (with 100% of the Third Tranche and 33.33% of the Fourth Tranche to be forfeited at termination); and
(C)    100% of the First Tranche, Second Tranche, Third Tranche, and Fourth Tranche, for such termination that occurs after February 27, 2028 and on or prior to February 27, 2029.
Notwithstanding the foregoing, (A) in the event of a Change in Control following a termination event described in this subparagraph (ii), the RSUs outstanding effective immediately prior to such Change in Control shall vest and be settled upon the consummation of the Change in Control; and (B) in the event the Participant’s employment is terminated on account of Disability and the Participant did not actively provide services on at least one day in the one-year period immediately preceding the date set forth in clause (A) or the later date set forth in the applicable clause (B), or (C), then the treatment of the outstanding Tranches shall be as set forth in the earlier clause for which the Participant actively provided services at least one day in the one-year period immediately preceding such date or later date, as applicable, set forth in such clause (and in the event that the Participant did not actively provide services on at least one day in the one-year period immediately preceding the date set forth in clause (A), then 100% of the Tranches shall be forfeited at termination).
(iii)    In the event the Participant retires from the Company and its Subsidiaries and Affiliates (A) on or after attaining age sixty (60) with a minimum of five (5) years of service with the Company and its Subsidiaries and Affiliates and (B) after providing no less than six (6) months’ advance written notice to the Company of the anticipated Retirement, the following percentages of the Tranches that are outstanding effective on the date of such Retirement shall remain outstanding following such Retirement and shall be eligible to vest (including any Additional RSUs) subject to the achievement of the Performance Criteria as if the Service Condition shall have been met as of the applicable Vesting Date:
(1)    for a Retirement date that occurs prior to February 12, 2027, the percentage equal to the number of full months employed since the Date of Grant divided by 12 (with the remaining percentage of the Tranches to be forfeited upon the date of such Retirement); and
(2)    for a Retirement date that occurs on or after February 12, 2027, 100% of the Tranches.
In the event the Participant’s service with the Company and its Subsidiaries and Affiliates (or a successor to any of them) is terminated for any reason and the Participant resumes service with the Company within five (5) years from the date of termination, the minimum of five (5) years of service with the Company and its Subsidiaries and Affiliates required for eligibility in clause (iii)(A) will include such service with the Company completed prior to the initial termination for purposes of determining eligibility under this clause (iii).
Section 4:
The Participant shall have no voting rights with respect to RSUs outstanding on any applicable record date. Any ordinary or extraordinary cash or stock dividend that may be declared and paid on the Common Stock with a record date on or after the Date of Grant and prior to the settlement date of the RSUs shall be deposited (in the same form as was payable to the holders of Common Stock) in an account and be paid upon, and subject to, the vesting and settlement of the RSUs. For the avoidance of doubt, the Participant shall not be entitled to payment of dividends or dividend equivalents with respect to an RSU unless and until the vesting and settlement of such RSU in accordance with this Agreement, and all such dividends or dividend equivalents with respect to any RSU shall forfeit upon the forfeiture of such RSU.
Section 11: Commitment to Avoid Detrimental Activities.
The Participant understands the Company has developed, and is continuing to develop, substantial relationships with actual and prospective officers, directors, employees, consultants, agents, customers, residents, patients, referral sources, clients, vendors, suppliers, investors, and equity and financing sources, associate and customer goodwill, and confidential and proprietary business information and trade secrets, which the Company and its Subsidiaries and Affiliates have the right to protect in order to safeguard their legitimate business interests. Any misappropriation of such relationships or goodwill, or any improper disclosure or use of the Company’s and its Subsidiaries’ and Affiliates’ confidential and proprietary business information and trade secrets would be highly detrimental to their business interests in that serious and substantial loss of business and pecuniary damages would result therefrom. The Participant also acknowledges and recognizes that an important purpose of this Agreement is to align the interests of the Participant with those of the Company’s stockholders and to ensure that the Participant does not engage in activity detrimental to the interests of the Company’s stockholders if the Participant is going to be allowed the opportunity to participate in the financial rewards that result from the RSUs and their relationship to the value of equity participation in the Company. In addition, the Participant acknowledges that an ancillary purpose consistent with protecting the interests of the stockholders arises with respect to the Participant because during the period of the Participant’s employment with the Company or any Subsidiary or Affiliate, the Participant shall have access to the Company’s Confidential Information (as defined below) and will meet and develop such relationships and goodwill. The Participant accordingly agrees to comply with the provisions of this Section 11 as a condition of receipt and retention of the RSUs provided for in this Agreement and their beneficial value. The Participant acknowledges and agrees not to contest or dispute the Company’s position that the prohibition of unfair competition provided for in this Section 11 is inextricably connected to and part of the Company’s governance of its internal affairs and relates directly to the interests of the Company’s stockholders. Nothing contained in this Section 11 shall limit any common law or statutory obligation that the Participant may have to the Company or any Subsidiary or Affiliate. For purposes of this Section 11, the “Company” refers to the Company and any incorporated or unincorporated affiliates of the Company, including any entity which becomes the Participant’s employer as a result of any reorganization or restructuring of the Company for any reason. The Company shall be entitled, in connection with its tax planning or other reasons, to terminate the Participant’s employment (which termination shall not be considered a termination for any purposes of this Agreement, any employment agreement, or otherwise) in connection with an invitation from another affiliate of the Company to accept employment with such affiliate in which case the terms and conditions hereof shall apply to the Participant’s employment relationship with such entity mutatis mutandis.
For purposes of this Section 11, “Competing Business” means a business (which shall include any sole proprietorship, partnership, limited partnership, limited liability partnership, limited liability company, corporation or other for-profit or not-for-profit business organization) (A) engaged in the business of owning, operating, or managing senior living facilities within the United States or (B) engaged in any other business that constitutes twenty percent (20%) or more of the Company’s annualized consolidated revenues or contributes twenty percent (20%) or more of the Company’s consolidated annualized net operating income at any time during the Participant’s employment. Notwithstanding the foregoing, this Section 11 shall not prohibit the Participant from (i) being a passive owner of not more than 2% of the outstanding stock of any class of a company that is publicly traded so long as the Participant does not have any active participation in the business of such company, (ii) passively investing in private investment funds whose principal investment strategy is not directed toward investing in entities that engage in or operate in a Competing Business; or (iii) commencing employment with or providing services to either (A) a private equity or financial sponsor that owns, invests in, or operates a business that engages in a Competing Business so long as the Participant does not perform services for the entity or business that is engaged in a Competing Business or (B) a subsidiary, division, or unit of any entity that has a diversified business so long as Executive does not perform services for or in respect of the business that engages in the Competing Business so long as the Participant does not perform services for or in respect of the business that engages in the Competing Business, in each case provided that the Participant’s confidentiality obligations shall continue to bind the Participant prior to and during any term of such employment or provision of services, and, provided further for purposes of this clause (iii), that any such private equity or financial sponsor or diversified business does not receive at least twenty percent (20%) of its revenues from owning, investing in, or operating a business that engages in a Competing Business.

(a)    Avoidance of Competition and Other Detrimental Acts During Engagement. While employed or otherwise engaged as an individual to provide services to the Company (as an employee, consultant, or otherwise), the Participant will comply with each of the restrictions and obligations below.
(1)    While employed with the Company, the Participant will comply at all times with the Participant’s duty of loyalty to the Company as an employee or agent of the Company placed in a position of special trust and confidence. This duty shall be understood to include, but not be limited to,

(i)     an obligation not to engage or participate in the business of a Competing Business, or become employed with a Competing Business as an employee, owner, member, partner, consultant, director, or otherwise, without the express written consent of the Company,

(ii)     an obligation not to interfere with or otherwise knowingly cause harm to the Company’s ongoing or prospective business relationship with a Company employee, consultant, or individual providing services as an independent contractor, or a supplier, distributor, vendor, customer, or other person or entity that does business with the Company or that the Company has a reasonable expectation of doing business with, and

(iii)     an obligation to inform the Company of business opportunities that fall within the Company’s line of business and not pursue them for personal gain separate from the Company without the Company’s express written consent in advance, or otherwise participate in any conduct or relationship that creates a conflict of interest in violation of Company policies.

(2)    The Participant will not knowingly participate in or pursue activities that harm the value of the Company’s intellectual property and will honor all agreements with the Company concerning the ownership and protection of proprietary works and intellectual property.

(b)    Avoidance of Competition and Other Detrimental Acts After Engagement.

(1)    Noncompete. The Participant agrees that for the one (1) year period immediately following the termination of the Participant’s employment with the Company (or any Subsidiary or Affiliate) for any reason or for no reason (the “Non-Compete Restricted Period”), the Participant shall not, directly or by assisting or directing others, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is a Competing Business (as defined herein). Notwithstanding the foregoing, (i) if the Participant’s employment is terminated by the Participant after the Participant experiences an aggregate reduction to the Participant’s annual target cash compensation by 20% or more, the covenant in this Section 11(b)(1) shall not apply; and (ii) the covenant in this Section 11(b)(1) shall not be interpreted to restrict the Participant’s right to practice law in violation of any rules of professional conduct applicable to the Participant.

(2)    Solicitation of Employees, Clients, Referral Sources, Key Business Relationships. The Participant agrees that during the period of the Participant’s employment with the Company or any Subsidiary or Affiliate, and for the two (2) year period immediately following the date of termination of such employment for any reason (the “Non-Solicit Restricted Period”), the Participant shall not, directly or by assisting or directing others, jointly or individually, on the Participant’s own behalf or on behalf of or in assistance to any individual, person or entity:

(i)    (x) solicit, or attempt to solicit, any Covered Employee (as defined below) for employment or service with any entity other than the Company or any Subsidiary or Affiliate; or (y) recruit or facilitate the hire, or attempt to recruit or facilitate the hire, of any Covered Employee on behalf of a Competing Business, or otherwise induce or encourage any Covered Employee to terminate or sever his, her, or its employment or other relationship with the Company or any Subsidiary or Affiliate or any of their successors or assigns; or

(ii)    (x) solicit business from any Covered Customer (as defined below) in connection with, on behalf of or for the benefit of a Competing Business; or (y) otherwise induce or encourage any Covered Customer to terminate, change, or reduce his, her, or its relationship with the Company or any Subsidiary or Affiliate or any of their successors or assigns for any reason; or

(iii)    (x) solicit business from any Covered Referral Source (as defined below) in connection with, on behalf of or for the benefit of a Competing Business; or (y) otherwise induce or encourage any Covered Referral Source to terminate, change, or reduce his, her, or its relationship with the Company or any Subsidiary or Affiliate or any of their successors or assigns for any reason; or

(iv)    (x) solicit business from any Key Business Relationship (as defined below) in connection with, on behalf of or for the benefit of a Competing Business; or (y) otherwise induce or encourage any Key Business Relationship to terminate, change, or reduce his, her, or its relationship with the Company or any Subsidiary or Affiliate or any of their successors or assigns for any reason.

Notwithstanding the foregoing, a general advertisement or solicitation for employment that is not targeted and that does not have the effect of being targeted to any current or former Covered Employee shall not, by itself, be deemed to be a violation of the restrictions on solicitation contained in this Section 11(b)(2). For purposes of this Section 11(b)(2), “Covered Employee” shall mean (i) any officer, director, employee, or agent who is employed by the Company or any Subsidiary or Affiliate or any of their successors or assigns or was so employed or engaged at any time during the six (6) months prior to the Participant’s termination of employment; and (ii) with whom the Participant worked, whom the Participant supervised, or about whom the Participant otherwise gained knowledge of because of the Participant’s employment with the Company (or any Subsidiary or Affiliate) during the Look Back Period (as defined below); provided, however, that any such individual who has ceased to be employed by or engaged with the Company or any Subsidiary or Affiliate for a period of at least six (6) months shall no longer be deemed a Covered Employee. “Covered Customer” shall mean (i) any customers, residents, patients or clients of the Company or any Subsidiary or Affiliate or any of their successors or assigns; and (ii) (x) with whom/which the Participant had material business-related contact during the Look Back Period; or (y) about whom/which the Participant received Confidential Information during the Look Back Period. “Covered Referral Source” shall mean (i) any person or entity who/which has referred business to the Company or any Subsidiary or Affiliate or any of their successors or assigns during the Look Back Period; and (ii) (x) with whom/which the Participant had material business-related contact during the Look Back Period; or (y) about whom/which the Participant received Confidential Information during the Look Back Period. “Key Business Relationship” shall mean (i) any vendors, suppliers, investors, equity or financing sources, or consultants of the Company or any Subsidiary or Affiliate or any of their successors or assigns; and (ii) (x) with whom/which the Participant had material business-related contact during the Look Back Period; or (y) about whom/which the Participant received Confidential Information during the Look Back Period. Material business-related contact is presumed present for any persons or individuals with whom/which Employee had more than incidental business-related contact during the Look Back Period. The restrictions contained in Section 11(b)(2) are understood to be reasonably limited by geography to those locations, and counties, where the Covered Employees, Covered Customers, Covered Referral Sources, or Key Business Relationships are present and available for solicitation. However, to the extent additional geographic limitations are required to make the restrictions enforceable, they shall be deemed limited to the Territory.

“Territory” means: (i) those states and counties in which the Company is engaged in business (or actively planning to engage in business in the near term) (including state and state-equivalents and county and county-equivalents therein) at the time the Participant’s employment ends and/or about which the Participant was provided access to Confidential Information during the Look Back Period; and, (ii) the state and county where the Participant resides. The Participant is presumed to have participated in the Company’s business and/or had Confidential Information about the Company’s business throughout each state in the United States (including state and state-equivalents and county and county-equivalents therein) in which the Company is engaged in business (or actively planning to engage in business in the near term) at the time the Participant’s employment ends. The Participant is responsible for seeking clarification from the Company’s Human Resources department if it is unclear to the Participant at any time what the scope of the Territory is.

“Look Back Period” means the last eighteen (18) months of the Participant’s employment or such shorter period of time as the Participant was actually employed or engaged to provide personal services to the Company or its Subsidiaries.

(c)    Disparaging Comments. The Participant agrees that during the period of the Participant’s employment with the Company or any Subsidiary or Affiliate, and any time thereafter, the Participant shall not make any disparaging or defamatory comments regarding the Company or any Subsidiary or Affiliate or any of their successors or assigns, or any time after termination of such employment, make any comments concerning any aspect of the termination of their relationship. The obligations of the Participant under this Section 11(c) shall not apply to Protected Conduct (as defined below).
    (d)    Confidentiality. All books of account, records, systems, correspondence, documents, memoranda, manuals, email, electronic or magnetic recordings or data and any and all other data, or compilations of such data or information, in whatever form and any copies thereof, concerning or containing any reference to the works and business of the Company or any Subsidiary or Affiliate shall belong to the Company and shall be given up to the Company whenever the Company requires the Participant to do so, other than documents pertaining to the Participant’s individual compensation (such as pay stubs and benefit plan booklets). The Participant agrees that the Participant shall not at any time during the term of the Participant’s employment with the Company or any Subsidiary or Affiliate, or at any time thereafter, without the Company’s prior written consent, disclose to any individual, person or entity any Confidential Information, nor will the Participant use, store, transmit, upload, copy, or download any Confidential Information, except as necessary in the performance of their job duties for the Company.
“Confidential Information” means any item or compilation of information or data, in whatever form (tangible or intangible), related to the Company’s business that the Participant acquires or gains access to in the course of their employment with the Company that the Company has not authorized public disclosure of, and that is not readily available to the public or persons outside the Company through proper means. By way of example and not limitation, Confidential

Information is understood to include: (1) any financing strategies and practices, pricing strategies, structures and methods, underlying pricing-related variables such as costs, volume discounting options, and profit margins; training and operational procedures, advertising, marketing, and sales information or methodologies or financial information, business forecasts and expansion plans; (2) information relating to the Company’s or any Subsidiary’s or Affiliate’s or any of their customers’, referral sources’ or clients’ practices, businesses, procedures, systems, plans or policies, client lists, or prospective client lists; (3) information relating to residents or patients and their contract terms; and (4) associate/personnel data, including contact information obtained in the Participant’s role in management. Confidential Information shall be understood to include any and all Company trade secrets (as defined under applicable state or federal law), but an item need not be a trade secret to qualify as Confidential Information. An item of Confidential Information will ordinarily constitute a trade secret under state or federal law if (a) it derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) it is the subject of efforts that are reasonable under the circumstances (or under federal law, using reasonable measures) to maintain its secrecy. Something is not acquired through proper means if acquired through theft, bribery, misrepresentation, breach or inducement of a breach of a duty to maintain secrecy by contract or otherwise, or espionage through electronic or other means. For purpose of clarity, it shall still be a violation of this Agreement for a non-management employee to wrongfully compete by sharing Confidential Information, which was obtained through the course of employment with the Company, with a competitor about other employees’ compensation and benefits for purposes of assisting such competitor in soliciting Company employees.
The Participant hereby confirms that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on the Participant’s activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company’s reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public not in violation of this Agreement. This confidentiality provision shall survive the termination of this Agreement and shall not be limited by any other confidentiality agreements entered into with the Company or any Subsidiary or Affiliate. Notwithstanding the foregoing, nothing in this Agreement (or any other Company policy or contract to which the Participant is or was subject) shall be construed to prohibit the Participant from communicating with any federal, state or local governmental agency or commission with oversight of the Company without notice to the Company, as provided for, protected under or warranted by applicable law. Further, the restrictions provided for in this Section 11(d) shall not be construed to prohibit the use of general knowledge and experience customarily relied upon in the Participant’s trade or profession that is not specific to the particular business matters of the Company (such as its business transactions, customers, residents, clients, or employees).

With respect to any Confidential Information that constitutes a “trade secret” pursuant to applicable law, the restrictions described above shall remain in force for so long as the particular information remains a trade secret or for the two (2) year period immediately following termination of the Participant’s employment for any reason, whichever is longer. With respect to any Confidential Information that does not constitute a “trade secret” pursuant to applicable law, the restrictions described above shall remain in force during the Participant’s employment and for the two (2) year period immediately following termination of such employment for any reason. Nothing in the foregoing shall be construed to permit the Participant to recreate records of Confidential Information from memory or retain copies of Confidential Information in any form after their employment or engagement with the Company ends. The Participant understands that they should have no records of this kind in their possession or control with which to refresh their memory after the Participant’s employment with the Company or any Subsidiary or Affiliate ends.

Notwithstanding anything to herein to the contrary, the Participant shall be permitted to use and disclose Confidential Information (solely as it relates to his or her compensation, benefits, and equity ownership) to (A) the Participant’s immediate family members, (B) the Participant’s attorneys, financial advisors, accountants, and other professional advisors who are bound by obligations of confidentiality, or (C) any other person to which such use or disclosure is necessary (w) to effect compliance with applicable law, (x) to pursue the Participant’s rights or claims under this Agreement, or (z) to pursue the Participant’s rights or claims to indemnification or under directors’ and officers’ liability insurance policies.

The Participant agrees that the Participant shall promptly disclose to the Company in writing all information and inventions generated, conceived or first reduced to practice by the Participant alone or in conjunction with others, during or after working hours, while in the employ of the Company or any Subsidiary or Affiliate (all of which is collectively referred to in this Agreement as “Proprietary Information”); provided, however, that such Proprietary Information shall not include (a) any information that has otherwise been disclosed to the public not in violation of this Agreement and (b) general business knowledge and work skills of the Participant, even if developed or improved by the Participant while in the employ of the Company or any Subsidiary of Affiliate. All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by the Participant to the Company. The Participant’s obligation relative to the disclosure to the Company of such Proprietary Information anticipated in this Section 11(d) shall continue beyond the Participant’s termination of employment and the Participant shall, at the Company’s expense, give the Company all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information.

DTSA Notice: The Defend Trade Secrets Act of 2016 (DTSA) provides that no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. It also provides that an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except as permitted by court order.

(e)    Enforcement.

(1)    The Participant acknowledges that compliance with all provisions, covenants and agreements set forth in this Agreement, and the duration, terms and geographical area thereof, are reasonable and necessary to protect the legitimate business interests of the Company and its Subsidiaries and Affiliates.

(2)    The Participant acknowledges that a breach of the Participant’s obligations under this Section 11 may result in irreparable and continuing damage to the Company and/or its Subsidiaries and Affiliates for which there is no adequate remedy at law.

(3)    The Participant acknowledges that the Participant’s education, experience and/or abilities are such that the enforcement of the restrictive covenants in this Agreement will not prevent the Participant from earning a living and will not cause any undue hardship upon the Participant. Further, the Participant acknowledges that the equity they receive under this Agreement is mutually agreed upon consideration that is adequate and sufficient to make the covenants in Section 11 immediately binding and enforceable against them.

(4)    In the event of the violation by the Participant of any of the covenants contained in Section 11 the terms of each such covenant so violated shall be automatically extended from the date on which the Participant permanently ceases such violation for a period equal to the period in which the Participant was in breach of the covenant or for a period of twelve (12) months from the date of the entry by a court of competent jurisdiction of an order or judgment enforcing such covenant(s), whichever period is later; provided, however, this extension of time shall be capped, except as to violations of Section 11(d), so that the extension of time does not exceed two years from the date the Participant’s employment ended, and if this extension would make the restriction unenforceable under applicable law it will not be applied.

(5)    Each of the restrictive covenants contained in this Agreement is independent of any other contractual obligations of this Agreement or otherwise owed by the Participant to the Company and/or its Subsidiaries and Affiliates. Further, should the Participant be subject to an agreement with the Company containing confidentiality, non-solicitation, and/or noncompetition provisions, the restrictive covenants in this Agreement shall supplement (rather than supersede) the covenants in such other agreements (“Other Covenants”), and the Other Covenants shall remain in full force and effect. To the extent any conflict exists between the restrictions set forth in Section 11 and the Other Covenants, the Company shall be provided the greatest protection set forth in either agreement. The existence of any claim or cause of action by the Participant against the Company and/or its Subsidiaries or Affiliates, whether based on this Agreement or otherwise, shall not create a defense to the enforcement by the Company and/or its Subsidiaries and Affiliates of any restrictive covenant contained in this Agreement.
(6)    Unless otherwise stated in Section 11(h), the Participant received a copy of this Agreement at least fourteen (14) days in advance of the date the Participant was expected to sign it. The Participant understands that the Company has advised them to use this time to consult with an attorney regarding this Agreement and that the Participant has a right to do so.

(7)    Protected Conduct. Nothing in this Agreement prohibits the Participant from: (i) opposing an event or conduct that the Participant reasonably believes is a violation of law, including criminal conduct, discrimination, harassment, retaliation, a safety or health violation, or other unlawful employment practices (whether in the workplace or at a work-related event); or (ii) disclosing sexual assault, sexual abuse, or sexual harassment (in the workplace, at work-related events, between employees, or between an employer and an employee or otherwise); or (iii) reporting such an event or conduct to the Participant’s attorney, law enforcement, or the relevant law-enforcement agency (such as the Securities and Exchange Commission, Department of Labor, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, or any equivalent state or local government agencies); or (iv) making any truthful statements or disclosures required by law or otherwise cooperating in an investigation conducted by any government agency (collectively referred to as “Protected Conduct”). Further, nothing requires notice to or approval from the Company before engaging in such Protected Conduct.
    (f)    Remedies.

(1)    It is intended that, in view of the nature of the Company’s and its Subsidiaries’ and Affiliates’ business, the restrictions contained in this Agreement are considered reasonable and necessary to protect the Company’s and its Subsidiaries’ and Affiliates’ legitimate business interests and that any violation of these restrictions would result in irreparable injury to the Company and/or its Subsidiaries and Affiliates. In the event of a breach (a “Covenant Breach”) or threatened breach by the Participant of any provision contained herein, the Company and its Subsidiaries and Affiliates may seek a temporary restraining order and injunctive relief. Nothing contained herein shall be construed as prohibiting the Company or its Subsidiaries or Affiliates from pursuing any other legal or equitable remedies available to it or them for any breach or threatened breach of these provisions, including, without limitation, recoupment and other remedies specified in the Agreement. In the event of a dispute regarding, arising out of, or in connection with the breach, enforcement or interpretation of this Agreement, including, without limitation, any action seeking injunctive relief, and provided that the Company is the prevailing party, the Company shall recover from the Participant all reasonable attorneys’ fees and costs incurred by the Company in connection therewith (“Attorneys’ Fees Remedy”). If under applicable law, the foregoing cannot be enforced without also giving the Participant the right to recover attorneys’ fees and costs if deemed the prevailing party, then the foregoing sentence shall not apply and both parties shall bear their own attorney’s fees and costs instead. The Company shall be deemed the prevailing party if it is awarded any part of the legal or equitable relief it seeks, irrespective of whether some of the relief it seeks is denied or modified.

(2)    In the event of a Covenant Breach, the Company shall have the authority to (i) cancel all outstanding RSUs, whether vested or unvested; (ii) cancel all Shares beneficially owned by the Participant that were issued in settlement of RSUs within 12 months on or prior, or at any time after, the date of the Participant’s termination of employment (“Cancellable Shares”); and (iii) recoup from the Participant any proceeds from the Participant’s sale, transfer or other disposition of Cancellable Shares; provided, however, that in the case of a Covenant Breach with respect to Section 11(b)(1) of this Addendum, the Company may not exercise such remedy unless the Participant shall not have fully corrected such circumstances giving rise to the Covenant Breach under Section 11(b)(1) within thirty (30) days following written notification from the Company. The Company is hereby authorized by the Participant, as the Participant’s attorney-in-fact, to execute all documents and undertake any required action on behalf of the Participant to transfer any Cancellable Shares back to the Company, after which the Participant shall not have any right, title, or interest of any kind to the Cancellable Shares. The Participant acknowledges and agrees that the Company has no obligation of any kind to the Participant with respect to the cancellation of RSUs or the Cancellable Shares, or the recoupment of proceeds from the disposition of Cancellable Shares, pursuant to this Section, including, but not limited to, reimbursement for any taxes previously paid by the Participant with respect to Cancellable Shares. This remedy shall be in addition to all other remedies, including those set forth in this Agreement and any other agreements between the parties. If the Participant resides in California, for so long as the Participant resides in California, this subsection (f)(2) shall not apply.

(g)    Company Intellectual Property. The Participant recognizes that all Works conceived, created, or reduced to practice by the Participant, alone or jointly with others, during the Participant’s employment related to the business of owning, operating, or managing senior living facilities or providing private duty healthcare or other services to patients or customers shall to the fullest extent permissible by law be considered the Company’s sole and exclusive property and “works made for hire” as defined in the U.S. Copyright Laws for purposes of United States law and the law of any other country adhering to the “works made for hire” or similar notion or doctrine, and will be considered the Company’s property from the moment of creation or conception forward for all purposes without the need for any further action or agreement by the Participant or the Company. If any such Works or portions thereof shall not be legally qualified as a works made for hire in the United States or elsewhere, or shall subsequently be held to not be a work made for hire or not the exclusive property of the Company, the Participant hereby assigns to the Company all of the Participant’s rights, title and interest, past, present, and future, to such Works. The Participant will not engage in any unauthorized publication or use of such Company Works, nor will the Participant use same to compete with or otherwise cause damage to the business interests of the Company. “Works” mean original works of authorship, including, but not limited to: literary works (including all written material), mask works, computer programs, formulas, tests, notes, data compilations, databases, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), recordings, models, photographs, slides, motion pictures, and audio visual works; whether copyrightable or not, and regardless of the form or manner in which documented or recorded.

(h)    State-Specific Modifications.

(1)    Alabama Addendum. If a court of competent jurisdiction deems that Alabama law applies, then: (i) the definition of “Non-Solicit Restricted Period” shall be modified to include the period of the Participant’s employment with the Company or any Subsidiary or Affiliate, and the eighteen (18) month period immediately following the date of termination of such employment for any reason; (ii) the definition of “Covered Employee” shall be modified to be further limited to those employees who are uniquely essential to the management, organization, or service of the business (such as an employee involved in management or significant customer sales or servicing); (iii) the definitions of “Covered Customer”, “Covered Referral Source,” and “Key Business Relationship” shall each be limited to those persons and entities with a current business relationship with the Company (or any Subsidiary or Affiliate) at the time of solicitation or other wrongful conduct; and (iv) Section 1(c) (Disparaging Comments) shall be modified to add the following language: “Nothing in this Agreement prevents the Participant from exercising the right to (1) communicate with a law enforcement officer acting within the line and scope of the officer's law enforcement duties that a violation of the law has occurred or is occurring; (2) communicate with a government regulator acting within the line and scope of the regulator's regulatory duties that a violation of the law has occurred or is occurring; (3) respond to a lawfully served judicial, grand jury, or other lawful subpoena; (4) testify in a judicial or administrative proceeding in response to a lawfully served subpoena or an order of a court of competent jurisdiction; (5) confer with the obligated party's attorney for the purpose of obtaining legal advice or representation; (6) respond to lawful discovery in a judicial or administrative action; provided the disparaging statement is either ordered by a court of competent jurisdiction or made in compliance with a protective order entered by the same court; (7) prosecute or defend a civil action between or among parties to a covered contract; provided the party making the disparaging statement attempts to and, if permitted by law, does file the disparaging statement and any related pleading under seal or in compliance with a protective order entered by a court of competent jurisdiction in the civil action; or (8) exercise federally protected statutory rights, including, but not limited to, the exercise of rights under the National Labor Relations Act or the Civil Rights Act of 1964, as amended.”
(2)     California Addendum. Notwithstanding anything in the Agreement or the Addendum to the contrary, while the Participant resides or is primarily assigned to work in California during their employment by the Company or any of its Subsidiaries or Affiliates, then for so long as the Participant resides or is primarily assigned to work in California:

The Governing Law clause in Section 12 shall not be applied to deprive the Participant of the protections or benefits of California law, and nothing in this Agreement shall require the Participant to litigate a claim relating to this Section 11 outside of California. Section 11(b) shall not apply after the Participant’s employment with the Company (or its Subsidiary or Affiliate) ends. However, any conduct relating to the solicitation of the Company’s residents, patients, referral sources, investors, equity or financing sources, consultants, or employees that involves the misappropriation of the Company’s trade secret information, such as its protected customer information, will remain prohibited conduct at all times, and nothing in this Agreement shall be construed to limit or eliminate any rights or remedies the Company would have against the Participant under trade secret law, unfair competition law, or other laws applicable in California absent this Agreement. In addition to the other forms of Protected Conduct, nothing in the Agreement shall be construed to prohibit the Participant from disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Participant has reason to believe is unlawful. The Attorneys’ Fees Remedy in the last three sentences of Section 11(f)(1) shall be replaced with the following language: “In the event that the Company is successful in securing any temporary, preliminary, and/or permanent injunctive relief, and/or an award of damages or other judicial relief against the Participant in connection with any breach of this Agreement, the Participant agrees that the Company shall also be entitled to recover all remedies that may be awarded by a court of competent jurisdiction or arbitrator and any other legal or equitable relief allowed by law.”

(3)    Colorado Addendum. Notwithstanding anything in the Agreement or the Addendum to the contrary, while the Participant resides or is primarily assigned to work in Colorado during their employment by the Company or any of its Subsidiaries or Affiliates, then for so long as the Participant resides or is primarily assigned to work in Colorado:

The Governing Law clause in Section 12 shall not be applied to deprive the Participant of the protections or benefits of Colorado law, and nothing in this Agreement shall require the Participant to litigate a claim relating to this Section 11 outside of Colorado. The non-competition covenant in Section 11(b)(1), and the Covered Referral Source non-solicitation in Section 11(b)(2)(iii), and the Key Business Relationship non-solicitation in Section 11(b)(2)(iv) will not be enforceable against the Participant unless the Participant’s earnings from the Company, when annualized, exceed the equivalent of $130,014 per year or the earnings threshold in effect as adjusted annually by the Colorado Division of Labor Standards and Statistics in the Department of Labor and Employment. If the Participant does not earn an amount of annualized cash compensation equivalent to or greater than sixty-percent of the threshold amount for highly compensated workers, $78,009 (or the earnings threshold in effect as adjusted annually by the Colorado Division of Labor Standards and Statistics in the Department of Labor and Employment) (“Colorado Customer Non-Solicit Earnings Threshold”), then the client non-solicitation obligations in Section 11(b)(2)(ii) shall not apply after the Participant’s employment with the Company ends. The definitions of “Covered Customer,” “Covered Referral Source,” and “Key Business Relationship” shall each be modified to be further limited to only those customers, residents, patients, referral sources, investors, equity or financing sources, or consultants with respect to which the Participant would have been provided trade secret information during the last one year of the Participant’s employment with the Company. The Participant stipulates that the non-competition and covered customer, covered referral source, and key business relationship non-solicitation obligations in Sections 11(b)(1), and 11(b)(2)(ii), 11(b)(2)(iii), and 11(b)(2)(iv) are reasonable and necessary for the protection of trade secrets within the meaning § 8-2-113(2)(b) (the “Colorado Noncompete Act”). The Participant acknowledges that they received notice of the covenant not to compete and its terms before the Participant accepted an offer of employment, or, if a current employee at the time the Participant enters into this Agreement, at least fourteen (14) days before the earlier of the effective date of the Agreement or the effective date of any additional compensation or change in the terms or conditions of employment that provides consideration for the covenant not to compete. If a current employee at the time the Participant receives this Agreement, under no circumstances will the obligations in Section 11(b) become effective until fourteen (14) days have passed since the Participant received this Agreement. The Confidential Information restrictions in this Agreement do not prohibit disclosure of information that arises from the worker’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that a worker otherwise has a right to disclose as legally protected conduct. Nothing in this Agreement or Company policy limits or prevents a worker from disclosing information about workplace health and safety practices or hazards. Further, in addition to the other forms of Protected Conduct, nothing in the Agreement shall be construed to prohibit the Participant or any other employee or prospective employee from disclosing or discussing (either orally or in writing) information about unlawful acts in the workplace, such as any alleged discriminatory or unfair employment practice, or any other conduct protected by section 24-34-407, C.R.S., of the Protecting Opportunities and Workers’ Rights (“POWR”) Act.

(4)    Georgia Addendum. If a court of competent jurisdiction deems that Georgia law applies, then: (a) the definition of “Confidential Information” will be understood to exclude information voluntarily disclosed to the public by the Company (excluding unauthorized disclosures by the Participant or others), information that is the result of independent development by others, and information that is otherwise available in the public domain through lawful means. Nothing in this Agreement, including the definition of Confidential Information, limits or alters the definition of what constitutes a trade secret under any federal or state law designed to protect trade secrets; and (b) nothing in the non-solicitation obligations in Sections 11(b)(2)(ii), 11(b)(2)(iii), and 11(b)(2)(iv) shall restrict the Participant from accepting business from a Covered Customer, Covered Referral Source, or Key Business Relationship so long as the Participant did not solicit, assist in soliciting, facilitate the solicitation of, provide, or offer to provide services to the Covered Customer, Covered Referral Source, or Key Business Relationship (regardless of who first initiated contact) or use Confidential Information to encourage or induce the Covered Customer, Covered Referral Source, or Key Business Relationship to withdraw, curtail, or cancel its business with the Company or in any other manner modify or fail to enter into any actual or potential business relationship with the Company. The Participant acknowledges the referral source and key business relationship restrictions in Sections 11(b)(2)(iii) and (iv) shall be limited to the Territory.

(5)    Idaho Addendum. If a court of competent jurisdiction deems that Idaho law applies, then the definition of “Non-Compete Restricted Period” shall be modified to include the twelve (12) month period immediately following the date of termination of the Participant’s employment with the Company (or any Subsidiary or Affiliate) for any reason.

(6)    Illinois Addendum. If a court of competent jurisdiction deems that Illinois law applies, then: (i) the Participant acknowledges that the equity they receive under this Agreement is mutually agreed upon consideration that is adequate and sufficient to make the covenants in Section 11 immediately binding and enforceable against them; (ii) the non-competition restrictions in Section 11(b)(1) shall not apply if the Participant earns equal to or less than $75,000 annually (“Non-Competition Earnings Threshold”) (with the Non-Competition Earnings Threshold increasing by $5,000 every five years from January 1, 2027 through January 1, 2037); (iii) the Covered Customer, Referral Source, Key Business Relationship, and employee non-solicit obligations and employee non-solicit obligations in Section 11(b)(2) shall not apply if the Participant earns equal or less than $45,000 annually (“Non-Solicit Earnings Threshold”) (with the Non-Solicit Earnings Threshold increasing by $2,500 every five years from January 1, 2027 through January 1, 2037). The Participant further agrees that if, at the time the Participant signs the Agreement, the Participant’s earnings do not meet the Non-Competition Earnings Threshold and/or the Non-Solicit Earnings Threshold, then the non-competition provision contained in Section 11(b)(1), will automatically become enforceable against the Participant if and when the Participant begins earning an amount equal to or greater than the Non-Competition Earnings Threshold, and the Customer, Referral Source, Key Business Relationship, and employee non-solicit obligations in Section 11(b)(2) will automatically become enforceable against the Participant if and when the Participant begins earning an amount equal to or greater than the Non-Solicit Earnings Threshold; (iv) the Attorneys’ Fees Remedy in the last three sentences of Section 11(f)(1) relating to attorneys’ fees shall be replaced with the following language: “In the event that any action is filed to enforce the terms and conditions of Section 11 of this Agreement, the prevailing party in the action will recover from the non-prevailing party, in addition to any other sum that either party may be called upon to pay, a reasonable sum for the prevailing party’s attorney’s fees and costs. The Company shall be deemed the prevailing party if it is awarded any part of the legal or equitable relief it seeks, irrespective of whether some of the relief it seeks is denied or modified”; and (v) the Participant understands that nothing in the Agreement prohibits reporting or opposing any conduct the Participant reasonably believes to be an unlawful practice actionable under state or federal employment law including those enforced by the Illinois Department of Human Rights, the Illinois Department of Labor, the Illinois Labor Relations Board, the U.S. Department of Labor, the Occupational Safety and Health Administration, or National Labor Relations Board. The Participant also understands that nothing in the Agreement restricts the right to engage in concerted activity to address work-related issues.

(7)    Indiana Addendum. If a court of competent jurisdiction deems that Indiana law applies, then: the definition of “Covered Employee” shall be modified to be further limited to employees who have access to or possess any Confidential Information that would give a competitor an unfair advantage.

(8)    Louisiana Addendum. If a court of competent jurisdiction deems that Louisiana law applies, then: (a) the meaning of the Participant’s “Territory” shall be understood to include the parishes (and equivalents) in the following list so long as the Company continues to carry on business therein: Acadia, Allen, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Cameron, Catahoula, Desoto, Evangeline, Grant, Iberia, Jefferson Davis, Jefferson, Lafayette, LaSalle, Natchitoches, Orleans, Rapides, Red River, St. Charles, St. John the Baptist, St. Landry, St. Martin, St. Tammany, Tangipahoa, Vermillion, Vernon, Washington, Webster; and (b) the Participant’s Covered Customer, Covered Referral Source, and Key Business Relationship non-solicit obligations (as well as their non-compete obligations) shall be limited to the parishes and counties (or their equivalents) from the foregoing list that fall within the Participant’s Territory. The Participant agrees that the foregoing provides the Participant with adequate notice of the geographic scope of the restrictions contained in the Agreement by name of specific parish or parishes (and equivalents), municipality or municipalities, and/or parts thereof.

(9)    Maine Addendum. If a court of competent jurisdiction deems that Maine law applies, then: (i) the Participant acknowledges that if the Participant is being initially hired by the Company (or its Subsidiary or Affiliate) that the Participant was notified a noncompete agreement would be required prior to their receiving a formal offer of employment from the Company (or its Subsidiary or Affiliate) and the Participant received a copy of the Agreement at least three business days before they were required to sign the Agreement; (ii) Section 11(b)(1) will not take effect (to restrict the Participant post-employment) until one year of employment or a period of six months from the date the agreement is signed, whichever is later; and (iii) Section 11(b)(1) shall not apply if the Participant earns at or below 400% of the federal poverty level.
(10)    Massachusetts Addendum. If a court of competent jurisdiction deems that Massachusetts law applies, then: (i) the Participant acknowledges that the opportunity to receive equity under this Agreement is mutually agreed upon consideration that is adequate and sufficient to make the covenants in Section 11(b)(1) to be immediately binding and enforceable against them; (ii) if the Participant breaches their fiduciary duty to the Company (or any Subsidiary or Affiliate) and/or has unlawfully taken, physically or electronically, any Company records, then the Non-Compete Restricted Period shall be extended to a period of two (2) years from the cessation of the Participant’s employment with the Company or any Subsidiary or Affiliate; (iii) the non-compete in Section 11(b)(1) shall only apply post-employment if the Participant’s employment ends voluntarily or involuntarily for cause. The Participant understands that for the limited purposes of the application of the non-competition restriction in Section 11(b)(1) of the Agreement, “cause” to terminate the Participant’s employment exists if the Participant has: (A) materially breached any obligations under any applicable employment, confidentiality, nonsolicitation, invention assignment, or noncompetition agreement with the Company; (B) been convicted of or entered a plea of guilty or nolo contendere to, or admission to facts sufficient for a finding of guilt for, any crime constituting a felony or any misdemeanor involving fraud, dishonesty and/or moral turpitude; (C) neglected, refused, or failed to discharge their duties (other than due to physical or mental illness) commensurate with their title and function, or their failure to comply with a lawful direction of the Company; (D) breached their duty of loyalty or fiduciary duty to the Company; (E) violated the Company’s policy or policies; (F) engaged in unlawful discrimination or harassment; (G) engaged in any other willful misconduct which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company; and/or (H) engaged in any other act that is accepted as cause for termination under the common law of the Commonwealth of Massachusetts. Nothing in this herein shall be construed to eliminate or modify the “at-will” nature of the parties’ relationship; (iv) the Participant acknowledges that they have been advised of their right to consult with an attorney about this Agreement and has been given an opportunity to do so; (v) the Participant acknowledges that if they are being initially hired by the Company that they received a copy of this Agreement with their first formal offer of employment from the Company or at least ten (10) business days before commencement of the Participant’s employment by the Company, whichever came first; and if the Participant was already employed by the Company at the time of signing this Agreement, that the Participant was provided a copy hereof at least ten (10) business days before the effective date of this Agreement. Under no circumstances will the obligations in Section 11(b)(1) become effective until ten (10) business days have passed since the Participant received this Agreement; (vi) the tolling language in

Section 11(e)(4) shall only apply to any breach of Section 11(b)(2) (i.e., the tolling language shall not apply to Section 11(b)(1)); and (vii) any dispute relating to or arising out of Section 11 shall be exclusively finally resolved by a state or federal court located in the county where the Participant resides or the business litigation session of the superior court in Suffolk County, Massachusetts and the parties to this Agreement hereby consent to personal jurisdiction therein.

(11)    Minnesota Addendum. Notwithstanding anything in the Agreement or the Addendum to the contrary, while the Participant resides or is primarily assigned to work in Minnesota during their employment by the Company or any of its Subsidiaries or Affiliates, then for so long as the Participant resides or is primarily assigned to work in Minnesota: The Governing Law clause in Section 12 shall not be applied to deprive the Participant of the protections or benefits of Minnesota law, and nothing in this Agreement shall require the Participant to litigate a claim relating to Section 11 outside of Minnesota. In addition, the non-compete in Section 11(b)(1) shall not apply after the Participant’s employment with the Company (or its Subsidiary or Affiliate) ends.

(12)    Missouri Addendum. If a court of competent jurisdiction deems that Missouri law applies, then: the definition of “Covered Employee” will be modified to exclude from its definition any employee who provides only secretarial or clerical services.
(13)    Nebraska Addendum. If a court of competent jurisdiction deems that Nebraska law applies, then: (a) the definitions of “Covered Customer,” “Covered Referral Source,” and “Key Business Relationship” shall be further limited to those Covered Customers, Covered Referral Sources, and Key Business Relationships with which the Participant, alone or in combination with others, handled, serviced, or solicited at any time during the Look Back Period; and (b) the non-compete in Section 11(b)(1) shall not apply after the Participant’s employment with the Company (or its Subsidiary or Affiliate) ends.

(14)    Nevada Addendum. If a court of competent jurisdiction deems that Nevada law applies, then: (i) the Participant acknowledges that the equity they receive under this Agreement is mutually agreed upon consideration that is valuable and sufficient to make the covenants in Section 11(b)(1) to be immediately binding and enforceable against them; (ii) nothing in Section 11(b) precludes the Participant from providing services to any former customer, resident, patient, referral source, investor, equity or financing source, or consultant of the Company if: (A) the Participant did not solicit the former customer, resident, patient, referral source, investor, equity or financing source, or consultant; (B) the customer, resident, patient, referral source, investor, equity or financing source, or consultant voluntarily chose to leave and seek services from the Participant; and (C) the Participant is otherwise complying with the limitations in Section 11 of this Agreement as to time, geographical area, and scope of activity to be restrained; and (iii) if the Participant’s employment with the Company (or its Subsidiary or Affiliate) is terminated as a result of a reduction in force, reorganization, or similar restructuring of the Company (or its Subsidiary or Affiliate), the noncompetition covenant in Section 11(b)(1) will only be enforceable during the period in which the Company is paying the Participant’s salary, benefits, or equivalent compensation, including without limitation, severance pay, if it elects to make such a payment.

(15)    New Hampshire Addendum. If a court of competent jurisdiction deems that New Hampshire law applies, then the Participant acknowledges that the Participant was given a copy of this Agreement prior to an offer of employment.

(16)    New York Addendum. If a court of competent jurisdiction deems that New York law applies, then: the definitions of “Covered Customer,” “Covered Referral Source,” and “Key Business Relationship” shall be modified to exclude from its definition any customers, residents, patients, referral sources, investors, equity or financing sources, or consultants of the Company or any Subsidiary or Affiliate which entered into a business relationship with the Company (or its Subsidiary or Affiliate) as a result of the Participant’s independent contact and business development efforts with the customer prior to and independent from the Participant’s employment with the Company (or its Subsidiary or Affiliate). However, the Participant agrees that after a period of two years from the start of their employment with the Company (or its Subsidiary or Affiliate), the Company (or its Subsidiary or Affiliate) will have invested sufficient time, financial support and effort in developing and serving any such customers, residents, patients, referral sources, investors, equity or financing sources, or consultants, to support the application of the non-solicit obligations. Accordingly, two years following the start of the Participant’s employment with the Company (or its Subsidiary or Affiliate), this modification shall not apply.

(17)    North Carolina Addendum. If a court of competent jurisdiction deems that North Carolina law applies, then: the Look Back Period shall be calculated looking back one year from the date the employment ends or two years from the date of enforcement and not from the date employment ends, whichever provides the Company the greatest protection and is enforceable under applicable law. Further, the Participant understands the non-solicitation obligations in Section 11(b)(2) of the Addendum shall be limited to the Territory.

(18)    Oklahoma Addendum. If a court of competent jurisdiction deems that Oklahoma law applies, then: (i) the non-competition restrictions in Section 11(b)(1) shall not apply after the Participant’s employment with the Company (or its Subsidiary or Affiliate) ends; and (ii) the Covered Customer, Covered Referral Source, and Key Business Relationship non-solicit obligations shall all be amended to provide that notwithstanding anything in them to the contrary, the Participant shall be permitted to engage in the same business as that conducted by the Company or in a similar business as long as the Participant does not directly solicit the sale of goods, services or a combination of goods and services from the established customers, residents or patients of the Company or its Subsidiary or Affiliate.

(19)    Oregon Addendum. If a court of competent jurisdiction deems that Oregon law applies, then: (i) unless the Company chooses to compensate the Participant as allowed under the Oregon Noncompete Act (Or. Rev. Stat. § 653 et seq.), the restrictions in Section 11(b)(1) shall only apply to the Participant if: (A) they are engaged in administrative, executive or professional work and perform predominantly intellectual, managerial, or creative tasks, exercise discretion and independent judgment and earn a salary and am paid on a salary basis; (B) the Company has a “protectable interest” (meaning, access to trade secrets or competitively sensitive confidential business or professional information that otherwise would not qualify as a trade secret, including product development plans, product launch plans, marketing strategy or sales plans); and (C) the total amount of the Participant’s annual gross salary and commission, calculated on an annual basis, at the time of my termination, exceeds $116,427 (or the earnings threshold in effect based on annual adjustment for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the United States Department of Labor immediately preceding the calendar year of the Participant’s termination). (ii) In addition, if the Participant is a new employee, the Participant acknowledges that they were notified in a written offer of employment received two weeks before the commencement of employment that a noncompetition agreement was a condition of employment. (iii) In addition, nothing in this Agreement prevents the Participant from disclosing or discussing conduct (a) that constitutes discrimination prohibited by ORS 659A.030 (Discrimination because of race, color, religion, sex, sexual orientation, gender identity, national origin, marital status, age or expunged juvenile record prohibited), including conduct that constitutes sexual assault, or by ORS 659A.082 (Discrimination against person for service in uniformed service prohibited) or 659A.112 (Employment discrimination), and (b) that occurred between employees or between an employer and an employee in the workplace or at a work-related event that is off the employment premises and coordinated by or through the employer, or between an employer and an employee off the employment premises.

(20)    South Carolina Addendum. If a court of competent jurisdiction deems that South Carolina law applies, then: the Participant understands the non-solicitation obligations in Section 11(b)(2) of the Addendum shall be limited to the Territory.

(21)    South Dakota Addendum. If a court of competent jurisdiction deems that South Dakota law applies, then: the Participant understands nothing in the covered customer, covered referral source or key business relationship non-solicitation obligations in Sections 11(b)(2)(ii), 11(b)(2)(iii), and 11(b)(2)(iv) shall restrict the Participant from accepting business from a Covered Customer, Covered Referral Source or Key Business Relationship so long as the Participant did not solicit, assist in soliciting, facilitate the solicitation of, provide, or offer to provide services to the Covered Customer, Covered Referral Source, or Key Business Relationship (regardless of who first initiated contact) or use Confidential Information to encourage or induce the Covered Customer, Covered Referral Source, or Key Business Relationship to withdraw, curtail, or cancel its business with the Company or in any other manner modify or fail to enter into any actual or potential business relationship with the Company. To the extent necessary and required for enforcement, the restricted area covered by the non-solicitation obligations in Sections 11(b)(2)(ii), (iii), and (iv) shall be understood to include the South Dakota counties of Aurora, Beadle, Bennett, Bon Homme, Brookings, Brown, Brule, Buffalo, Butte, Campbell, Charles Mix, Clark, Clay, Codington, Corson, Custer, Davison, Day, Deuel, Dewey, Douglas, Edmunds, Fall River, Faulk, Grant, Gregory, Haakon, Hamlin, Hand, Hanson, Harding, Hughes, Hutchinson, Hyde, Jackson, Jerauld, Jones, Kingsbury, Lake, Lawrence, Lincoln, Lyman, Marshall, McCook, McPherson, Meade, Mellette, Miner, Minnehaha, Moody, Pennington, Perkins, Potter, Roberts, Sanborn, Oglala Lakota, Spink, Stanley, Sully, Todd, Tripp, Turner, Union, Walworth, Yankton, Ziebach, so long as the Company does business therein.

(22)    Virginia Addendum. If a court of competent jurisdiction deems that Virginia law applies, then: (i) the parties agree that the non-competition and non-solicitation obligations are reasonably limited in nature and do not prohibit employment with a competing business in a non-competitive position; (ii) if the Participant resides in Virginia and their average weekly earnings calculated as provided for under Code of Virginia § 40.1-28.7:8 (the “Virginia Act”), are less than the average weekly wage of the Commonwealth as determined pursuant to subsection B of § 65.2-500, the Participant is employed in a non-exempt position, or the Participant otherwise qualifies as a “low-wage employee” under the Virginia Act then the non-competition obligations in Section 11(b)(1) shall not apply to the Participant; and (iii) nothing that constitutes a “covenant not to compete” as defined by the Virginia Act shall restrict the Participant from providing a service to a Covered Customer, Covered Referral Source, or Key Business Relationship if the Participant does not initiate contact with or solicit the Covered Customer, Covered Referral Source, or Key Business Relationship.

(23)    Washington Addendum. Notwithstanding anything in the Agreement or the Addendum to the contrary, while the Participant resides or is primarily assigned to work in Washington during their employment by the Company or any of its Subsidiaries or Affiliates, then for so long as the Participant resides or is primarily assigned to work in Washington:

The Governing Law clause in Section 12 shall not be applied to deprive the Participant of the protections or benefits of the Washington Noncompete Act (Rev. Code of Wash. (RCW) §§ 49.62.005 - 900) (the “Washington Act”) and nothing in this Agreement shall require the Participant to litigate a claim relating to this Section 11 outside of Washington. The definition of the “Non-Solicit Restricted Period” is modified to include a period of eighteen (18) months immediately following the date of the Participant’s termination from the Company (or its Subsidiary or Affiliate). Unless or until the Participant’s earnings from the Company (or its Subsidiary or Affiliate) over the prior year (or the portion thereof for which the Participant was employed), when annualized, exceed the equivalent of $126,859 per year or the then inflation-adjusted equivalent in accordance with the requirements of the Washington Act: (i) Section 11(b)(2)(i) of this Addendum is modified to only prohibit solicitation by the Participant of any Covered Employee of the Company to leave employment with the Company; (ii) Section 11(b)(2)(ii) of this Addendum is modified to only prohibit solicitation by the Participant of any Covered Customer to cease or reduce the extent to which it is doing business with the Company; in accordance with the definition of an enforceable “Nonsolicitation Agreement” under the Washington Act; and (iii) the non-competition covenant in Section 11(b)(1), the Covered Referral Source non-solicit in Section 11(b)(2)(iii), and the Key Business Relationship non-solicit in Section 11(b)(2)(iv) will not be or become enforceable against the Participant. “Covered Customer” means a current customer (including a resident or patient) of the Company or any Subsidiary or Affiliate or any of their successors or assigns that the Participant had material contact with during the Look Back Period and that/who is engaged in business with the Company or its Subsidiary or Affiliate at the time of solicitation. Material contact will be presumed present if in Look Back Period the Participant (or persons under the Participant’s supervision) had contact with the customer, resident, or patient, or the Participant was provided Confidential Information about the customer, resident, or patient, or the Participant received commissions or other beneficial credit for business conducted with the customer, resident, or patient. Nothing in this Agreement shall restrict the Participant from having an additional job, supplementing their income by working for another employer, working as an independent contractor, or being self-employed if the Participant does not earn at least twice the Washington minimum hourly wage, though the Participant will still be subject to the common law duty of loyalty. Further, in addition to the other forms of Protected Conduct, nothing in the Agreement prohibits disclosure or discussion of conduct the Participant reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy. The Participant further acknowledges that they had advance notice of the terms of this Agreement (including the Addendum) prior to accepting the Company’s (or any of its Subsidiaries’ or Affiliates’) verbal or written offer of employment.

(24)    Wisconsin Addendum. If a court of competent jurisdiction deems that Wisconsin law applies, then: (i) the tolling language in Section 11(e)(4) shall not apply; (ii) the definition of “Covered Employee” shall be modified to be further limited to those employees who are either entrusted with Confidential Information or employed in a position essential to the management, organization, or service of the business (such as, but not limited to maintaining the Company’s or its Subsidiary’s or Affiliate’s customer and other key relationships); and (iii) the Participant understands that the obligations in Sections 11(b)(2)(i), 11(b)(2)(iii), and 11(b)(2)(iv) of the Addendum are limited to the Territory.